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                                                                  Exhibit (d)(7)

                              ASSUMPTION AGREEMENT

         This assumption agreement (the "Agreement") is made as of this 3rd day of April, 2001 by and between Glenwood Capital Management Company, a North Carolina corporation ("Glenwood"), Centura Bank, a North Carolina state bank, ("Centura Bank") and Centura Funds, Inc., a Maryland corporation registered as an investment company under the Investment Company Act of 1940, as amended ("Centura Funds").

         WHEREAS, Centura Bank and Centura Funds, are parties to a Master Investment Advisory Contract dated as of April 26, 1994, as amended (the "Advisory Contract"); and

         WHEREAS, Glenwood wishes to assume Centura Bank's duties and obligations under the Advisory Contract.

         NOW, THEREFORE, based on the foregoing, the parties agree as follows:

                  1. ASSUMPTION. Glenwood, intending to be legally bound, hereby agrees to assume and perform all duties and obligations of Centura Bank under the Advisory Contract.

                  2. GUARANTY AND INDEMNITY. Centura Bank hereby irrevocably and unconditionally guarantees to Centura Funds the full performance of all of the obligations of Glenwood under the provisions of the Advisory Contract hereby assumed by Glenwood.

                           Centura Bank agrees to indemnify, defend and hold harmless the Centura Funds from and against any and all loss, cost, damage or expense (including reasonable fees of counsel) whatsoever resulting from or arising out of any breach by Glenwood of any obligation of the Advisory Contract hereby assumed by Glenwood.

                           Centura Bank hereby waives any requirement that Centura Funds exhaust any right or remedy or proceed or take any action against Glenwood or any other person or entity before exercising any right or remedy against Centura Bank under this Agreement.

                           The obligations of Centura Bank hereunder are absolute and unconditional. Centura Bank's guaranty and indemnity shall be a continuing guaranty and indemnity and shall continue in full force and effect until all of the obligations hereby assumed by Glenwood shall have been satisfied in full.
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         IN WITNESS WHEREOF, Glenwood , Centura Bank and Centura Funds hereby execute this Agreement as of the day and year first above written.

                                   GLENWOOD CAPITAL MANAGEMENT COMPANY


                                      By:  /s/ Michael L. Allen
                                         ---------------------------------------
                                      Name:    Michael L. Allen
                                      Title:   President

                                      CENTURA BANK

                                      By:  /s/ John B. Fleming, Jr.
                                         ---------------------------------------
                                      Name:    John B. Fleming, Jr.
                                      Title:   Assistant General Counsel

                                      CENTURA FUNDS, INC.


                                      By:  /s/ Walter B. Grimm
                                         ---------------------------------------
                                      Name:    Walter B. Grimm
                                      Title:   President